SIDUS SPACE®

Space access reimagined™

INVESTOR PRESENTATION – DECEMBER 2021



Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated December 8, 2021
Relating to Preliminary Prospectus dated December 3, 2021
Registration No. 333-261288

FOR ILLUSTRATIVE PURPOSES ONLY. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS. INVESTMENTS MAY BE SPECULATIVE, ILLIQUID AND THERE IS A RISK OF PRINCIPAL LOSS. THERE IS NO GUARANTEE THAT ANY SPECIFIC OUTCOME WILL BE ACHIEVED.
The image of LizzieSat™ is a conceptual rendering and is proposed for illustrative purposes only.

DISCLOSURE

SIDUS SPACE
Space access reimagined™

BRINGING SPACE DOWN TO EARTH™

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended. This free writing prospectus related to the proposed initial public offering of common shares of Sidus Space, Inc. ("SIDU" or the "Company"), which are being registered on a Registration Statement on Form S-1 (File No. 333-261288) (the "Registration Statement"). The Registration Statement has not yet been declared effective. Before you invest, you should read the preliminary prospectus dated December 3, 2021 in the Registration Statement (including the risk factors described therein) and other documents SIDU has filed with the United States Securities and Exchange Commission ("SEC") for more complete information about SIDU and the proposed offering. The preliminary prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1879726/000164033421003030/sidus_s1a1.htm You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, SIDU and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949.502.4408 or by email at offerings@boustead1828.com or standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA.

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "hopes" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is now guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Form CRS/Reg BI Disclaimer:

Boustead Securities, LLC is registered with the Securities and Exchange Commission (SEC) as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and investment advisory services and fees differ and it is important for you to understand these differences. Free and simple tools are available to research firms and financial professionals at Investor.gov/CRS, which also provides educational materials about broker-dealers, investment advisers, and investing. When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. At the same time, the way we make money creates a conflict with your interests. Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you. There are many risks involved with investing. For Boustead Securities customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https://www.boustead1828.com/form-crs-reg-bi. For FlashFunders' visitors, you may review the Form CRS of Boustead Securities under the Form CRS section. Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others.

INITIAL PUBLIC OFFERING SUMMARY

SIDUS SPACE
Space access reimagined™

ISSUER	Sidus Space, Inc.
EXCHANGE & TICKER	Nasdaq Capital Market Reserved Symbol: SIDU
COMMON SHARES OUTSTANDING PRIOR TO COMPLETION OF THE IPO	3,200,000 shares of Class A Common Stock 10,000,000 shares of Class B Common Stock[1]
COMMON SHARES OFFERED BY THE COMPANY	3,000,000 shares of Class A Common Stock
COMMON SHARES OUTSTANDING IMMEDIATELY AFTER THE OFFERING	6,200,000 shares of Class A Common Stock 10,000,000 shares of Class B Common Stock[1]
OFFERING PRICE	$4.00-$6.00 per share of Class A Common Stock
USE OF PROCEEDS	• Sales and marketing • Operational costs • Product development • Manufacturing expansion • Working capital and other general corporate purposes • We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, however, we have no current commitments or obligations to do so.
LEAD UNDERWRITER	Boustead Securities, LLC
ISSUER'S U.S. LEGAL COUNSEL	Sheppard, Mullin, Richter & Hampton LLP
UNDERWRITER'S U.S. LEGAL COUNSEL	Schiff Hardin LLP
AUDITOR	BF Borgers CPA PC

[1]Each share of Class B Common Stock is entitled to ten (10) votes.

SPACE ACCESS REIMAGINED™

BRINGING SPACE DOWN TO EARTH™

SIDUS SPACE
Space access reimagined™

CAROL CRAIG

- Sole Founder and CEO of Sidus Space, Inc.
- 30 years of government program experience
- As sole Founder and CEO, built and funded engineering firm Craig Technologies, a well-known industry recognized Government Contracting firm specializing in engineering and tech solutions
- One of the first women eligible to fly in combat for the U.S. Navy


Astropreneuer

THE SPACE ECONOMY IS TAKING OFF!

- Investment in the space industry **ACCELERATED** in 2020 despite the global pandemic.
- The SmallSat industry (spacecraft with a mass of less than 500 kg) is gearing up for **SIGNIFICANT EXPANSION IN CAPABILITIES AND DEMAND** over the next decade, with the number of satellites launched growing four-fold by 2030.

1,202

SmallSats launched in 2020 (new all-time record)[1]

40%

Smallsats launched in the last 10 years were launched in 2020[2]

13,910

SmallSats expected to be launched in the next decade[3]

The $350 Billion global space industry is expected to surge to

$1.0 TRILLION+

Estimated Total Space Economy in 2040 [4]

MARKET OPPORTUNITY

1, 2, 3 – PROSPECTS FOR THE SMALL SATELLITE MARKET, EUROCONSULT 7TH EDITION, APRIL 2021
4 – PER MORGAN STANLEY RESEARCH FEBRUARY 2021

PROBLEM:
HUGE, BUT INACCESSIBLE MARKET

- A global space industry surge is expected, but there is no easy way for most to access it.
- The industry currently offers **LARGE, DEDICATED-PURPOSE** satellites specific to a big business, military or government agency.

SPACE ACCESS FOR OTHER THAN BIG BUSINESS, MILITARY OR GOVERNMENT AGENCIES

- Difficult to arrange
- Complex
- Expensive

OBSTACLES TO ACCESS

- Heavily regulated
- Interdisciplinary requirements
- High barrier to entry for emerging tech companies
- Rapidly changing industry



SOLUTION:

THE SIDUS VERTICALLY-INTEGRATED MULTI-MISSION SATELLITE

START

DESIGN AND BUILD

3D Sidus Space satellite manufacturing done in-house.

SEAT ON LIZZIESAT™

Integration of technology and engineering requirements.

LAUNCH BOOKING

Manifesting on one of several trusted launch partners.

REGULATORY LICENSING

International Telecommunication Union (ITU)
Federal Communication Commission (FCC)
National Oceanic and Atmospheric Administration (NOAA) approved spectrum and licensing.

CONCIERGE SERVICES

Service for your application during the mission.

DATA TRANSFER

Data service back to you on a trusted worldwide network.

FINISH



LIZZIESAT™

SPACE ACCESS REIMAGINED™

FOR ILLUSTRATIVE PURPOSES ONLY. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS. INVESTMENTS MAY BE SPECULATIVE, ILLIQUID AND THERE IS A RISK OF PRINCIPAL LOSS. THERE IS NO GUARANTEE THAT ANY SPECIFIC OUTCOME WILL BE ACHIEVED.

The image of LizzieSat™ is a conceptual rendering and is proposed for illustrative purposes only.

MEET LIZZIESAT™

- Lightweight, advanced, 3-D printed materials
- Continuous carbon fiber for ultra-high strength
- Easy integration of customer technologies
- Space-based data collection subsystems
- 100kg weight
- Satellite constellation owned and managed by Sidus Space



BRINGING SPACE DOWN TO EARTH™

SIDUS SPACE
Space access reimagined™

Bringing Space Down to Earth™

VERTICALLY-INTEGRATED SATELLITE SERVICES AND PRODUCTS

Low Earth Orbit (LEO) Satellite Constellation	ITU published spectrum filing for constellation of 100 satellites Platform to serve commercial and government customers seeking an integrated solution to deploy technologies into the space economy
Satellite Manufacturing Capabilities	Proprietary 3D printed smallsat designs for easy integration of customer technologies Existing library of intellectual property and experience at Sidus
LEO Satellite Launch & Deployment Support	Uniquely positioned as an International Space Station Support provider Existing partnerships with launch providers Deeper technical launch services than competitors
Satellite Space Services	Full capabilities to operate and administer customers' space footprint – from constellation management to licensing and regulations
Data Analytics: Geospatial Intel, Imagery and Sensor	Integration of Sidus' technologies and equipment in constellation available for SaaS customers Opportunity to provide integrated data services across a fully-managed suite of satellite products and services



SPACE ACCESS REIMAGINED™

FOR ILLUSTRATIVE PURPOSES ONLY. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS. INVESTMENTS MAY BE SPECULATIVE, ILLIQUID AND THERE IS A RISK OF PRINCIPAL LOSS. THERE IS NO GUARANTEE THAT ANY SPECIFIC OUTCOME WILL BE ACHIEVED.
The image of LizzieSat™ is a conceptual rendering and is proposed for illustrative purposes only.

EARLY STAGE AND REVENUE-GENERATING

Sidus Space has:

- 10 years of Commercial, Military and Government Manufacturing Experience
- Space qualification experience, existing customers and pipeline, and International Space Station heritage
- 35,000 sq. ft of Space Coast, FL operations and manufacturing in place and operating
- AS9100 Aerospace Certification, International Traffic in Arms Regulations (ITAR), ITU/FCC
- 10+ patents issued and pending including Proprietary 3D printed satellite architecture
- Proprietary data analytics solutions through strategic partnerships



SIDUS PAST PERFORMANCE



ORION

Manufactured, assembled and tested ogive lifting fixture, crew module birdcage, heat-shield shipping frame stanchions, and service module lift station. Manufactured reefing line cutters for the parachute deployment system.



SPACE LAUNCH SYSTEM (SLS)

Manufacturing and assembling flight and ground Environmental Control System (ECS) and hazardous gas quick disconnects.



CENTAUR

Manufactured, and assembled Centaur umbilical plate



INTERNATIONAL SPACE STATION (ISS)

Operated the Space Station Integrated Kinetic Launcher for Orbital Payload Systems (SSIKLOPS). Tested replacement ISS lighting in our vacuum chamber for Bionetics. Assembled and tested flight cables.



PAD/MOBILE LAUNCHER

Fabricated wire harnesses for pad and thousands of wire harnesses which included procurement, assembly, molding, and testing for the Mobile Launcher. Manufactured, assembled and tested electronic and fluid/pneumatic control cabinets.



DREAMCHASER

Created preliminary design for battery installation cart, and vehicle lifting fixtures.

SPACE ACCESS REIMAGINED™

TO DATE, SIDUS SPACE IS THE ONLY SPACE SERVICES COMPANY TO CHECK ALL THE BOXES

- ☑ Subscription-Based Revenue
- ☑ 100kg Class Satellites
- ☑ Vertically Integrated Products and Solutions
- ☑ Multi-Purpose Satellite Constellation
- ☑ 10+ Years NASA/Military Experience
- ☑ 10+ Years Experience Manufacturing Space Hardware with Spaceflight Heritage

Note: Based on Management's assessment of each industry as a whole. Companies shown are illustrative of each industry for investors' reference only, and each company was not necessarily included in Management's assessment

SPACE ECONOMY - MARKET OVERVIEW

LAUNCH SERVICES

SATURATED SEGMENT

SpaceX leads the segment which has many well-funded companies

SPACE-AS-A-SERVICE

EMERGING

Very little competition in this segment but expected growth in this decade

TARGET MARKETS

CUSTOMER TYPES

- Space Ecosystem Supplier Base
- Tech Start-Ups; Academia; Individual Consumers
- International and U.S. Government Agencies
- Channel Partners

COUNTRIES

- UAE
- Australia
- Netherlands

FIRMS/AGENCIES

- NASA
- Lockheed
- Raytheon



SATELLITE USES BY INDUSTRY

AGRICULTURE

- Farm Asset Management & Tracking
- Crop Monitoring
- Soil Monitoring
- Livestock Tracking & Monitoring
- Weather/Drought Monitoring

HEALTH SCIENCES MEDICAL

- Health Research
- Health & Disease Detection
- Organ Transplant

GOVERNMENT MILITARY

- Border Protection
- Transportation Monitoring
- Flood Management
- Disaster Management
- Smart Cities

FINANCE

- Asset Financing/Leasing
- Insurance
- Commodity Investment
- Retail Tracking/Trends

EXPERIENCED AND DEEPLY CONNECTED **LEADERS**

SIDUS SPACE
Space access reimagined™

BRINGING SPACE DOWN TO EARTH™



JAMIE ADAMS
CTO

- 34+ years of experience in program/project management of: Agile software development, infrastructure architecture, systems engineering, modeling, simulation, large-scale integration, autonomy, and verification and validation of hardware and software
- NASA Associate Division Chief of Software/Robotics & Simulation
- Deputy Manager – Orion Multi-purpose Crew Exploration Vehicle (MPCV) Avionics and Software



SCOTT SILVERMAN
CFO

- 25+ years of experience in operational and financial management on national and international levels
- Highly diverse knowledge of accounting, financial, legal and operations management; public company management and Securities and Exchange Commission regulations
- Co-Founder, President, and CEO of EverAsia Financial Group
- George Washington University (Bachelor's degree in Finance) Nova Southeastern University (Master's Degree in accounting)



RICK HASHOP
VP Mission Operations

- 28+ years of experience as a Corporate Executive successfully managing large programs and divisions, both in Government Services and Commercial markets
- Director of Human Space Flight Engineering Division for the Harris Corp. on a $1B NASA contract
- Led the International Space Station requirements and operations for the Space and Ground Communications Network



KEN "HOCK" HAM
Advisor

- Space Shuttle pilot and Commander
- Deputy Lead of the Orion Heatshield Design and Analysis Team
- Structures and Technical Lead for the Adaptive Deployable Entry System Project (ADEPT)
- Bachelor of Science - Aerospace Engineering from the U.S. Naval Academy/Masters of Science - Civil Engineering

INVESTMENT **HIGHLIGHTS**

- Recurring-revenue business model
- Focus is on the emerging areas of the space economy
- Opportunity to get in at the "start-up" level, but with a company with demonstrated space industry past performance
- Established relationships with blue chip commercial, US government and international customers
- Strong management team with aerospace and engineering backgrounds (NASA, Lockheed Martin, Harris)
- Space flight heritage experience
- Limited competition in the space-as-a-service sector of the space economy

Our name, Sidus Space, was chosen to emphasize our hard work and experience, as well as the opportunity that we have in the new and transformative space sector.

Sidus means 'resembling a star' and like a star, our reflection is of our past and our future.

The goals of Sidus Space are ambitious and have potentially significant implications for the global satellite manufacturing and deployment services and products markets.

As a company, we believe in the disruptive characteristics of our space-as-a-service offerings and the growth opportunities they present for customers, partners, and employees.

Sidus Space is an attractive opportunity for public market investors to participate in the evolution of the new space economy.

SPACE ACCESS REIMAGINED™

BRINGING SPACE DOWN TO EARTH™

SIDUS SPACE®

Space access reimagined™



The image of LizzieSat™ is a conceptual rendering and is proposed for illustrative purposes only.